Exhibit 107.1

Calculation of Filing Fee Table

424(b)(2)
(Form Type)

HSBC USA Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.294% Senior Notes due 2027	Rule 457(r)	$1,000,000,000	100%	$1,000,000,00	$147.60 per $1,000,000	$147,600
	Debt	Floating Rate Notes due 2027	Rule 457(r)	$500,000,000	100%	$500,000,000	$147.60 per $1,000,000	$73,800
	Total Offering Amount					$1,500,000,000		$221,400
	Total Fees Previously Paid							n/a
	Total Fee Offsets							n/a
	Net Fee Due							$221,400

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $1,500,000,000.